                                                                Exhibit 4-e-1
                                                                        -----

                       NEW YORK LIFE INSURANCE COMPANY
[LOGO]
          ----------- A Mutual Company Founded in 1845 -----------
                  51 MADISON AVENUE, NEW YORK, N. Y. 10010

Contractholder: TRUSTEES OF THE ALLEN-BRADLEY EMPLOYEES
                SAVINGS PLAN & TRUST

Effective Date: November 30, 1990

Date of Issue: Jan. 17, 1991

Contract Number: GA-06021

NEW YORK LIFE WILL PAY the benefits provided by this Contract, subject to its terms and conditions.

This Contract is made in consideration of the payment of Contributions in accordance with its terms and conditions.

Contract Years will be determined from the Effective Date, which is the first day of the first Contract Year. Each such Contract Year is a period of 12 months.

Plan means the Allen-Bradley Employees Savings Plan & Trust as amended to the Effective Date hereof. New York Life is not a party to the Plan and its obligations are limited to those set forth in this Contract.

The benefits, terms and conditions set forth on the following pages are a part of this Contract.

IN WITNESS WHEREOF, New York Life has caused this Contract to be executed as of its Date of Issue.

                    PARTICIPATING GROUP ANNUITY CONTRACT

                            FIXED DOLLAR ACCOUNT

                         ANNUITY BENEFITS PAYABLE IN
                            FIXED DOLLAR AMOUNTS


        PRESIDENT


         SECRETARY


                        GP-GIC-GEN.-OW-1                             11/86
     COUNTERSIGNATURE

                       SECTION 1. CONTRACTUAL ACCOUNT
                       ------------------------------

1.1     CONTRIBUTIONS. Contributions are amounts received by New
        York Life at its Home Office in New York City, in immediately available funds, over a period beginning on November 30, 1990 and ending on November 30, 1991. No contributions will be accepted under this Contract after November 30, 1991 except that the November, 1991 contributions may be remitted until December 31, 1991.

        Contributions under this Contract will consist of: (i) a lump sum contribution of approximately $11,879,230.00 to be received on or about November 30, 1990, which represents maturing GIC proceeds, (ii) gross employee and employer contributions made under the provisions of the Plan of approximately $346,154.00 per week, beginning in November, 1990 for a total of approximately $18,000,000.00 and (iii) rollovers from other qualified plans.

1.2 FIXED DOLLAR ACCOUNT. Contributions when received will be credited to the Fixed Dollar Account maintained under this Contract. The amount in the Fixed Dollar Account at any time will be equal to the sum of all amounts credited to that account, less the sum of all amounts withdrawn from that account.

        Amounts credited to the Fixed Dollar Account will be:

                (i) contributions made pursuant to Section 1.1;

               (ii) interest credited pursuant to Section 1.3; and

              (iii) dividends, if any, credited pursuant to Section 4.4.

        Amounts withdrawn from the Fixed Dollar Account will be:

                (i) amounts withdrawn as expense charges pursuant to
                    Section 1.4;

               (ii) amounts withdrawn pursuant to the provisions of
                    Sections 1.7, 1.8 or 2.1; and

              (iii) amounts withdrawn in order to provide pension
                    benefits pursuant to Section 3.

1.3     INTEREST. As of the last day of each calendar month New York
        Life will credit as interest to the Fixed Dollar Account an amount determined by applying to the average balance in the Fixed Dollar Account for such calendar month, interest at an effective annual rate of 9.07%.

1.4 EXPENSE CHARGE. As of the last day of each calendar month, New York Life will withdraw from the Fixed Dollar Account as an administrative expense charge an amount determined by

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        applying to the average balance in the Fixed Dollar Account for such calendar month expenses at an effective annual rate of 0.25%.

1.5 EFFECTIVE NET ANNUAL YIELD. The effective net annual yield under this Contract will be 8.82% after recognition of the expense charge pursuant to Section 1.4.

1.6 ACCUMULATION PERIOD. The Accumulation Period will begin on the Effective Date and end on November 29, 1996.

1.7     ACCUMULATION AMOUNT. At the end of the Accumulation Period
        New York Life will pay as the Accumulation Amount the then balance in the Fixed Dollar Account, after interest has been credited pursuant to Section 1.3 and amounts have been withdrawn pursuant to the provisions of Sections 1.4, 1.8 or Section 3. Payment will be made in a single sum in immediately available funds to the Contractholder or to such other entity as the Contractholder may designate in writing.

1.8 PAYMENTS TO THE CONTRACTHOLDER. Provided that the Contract has not yet been terminated the Contractholder, acting in accordance with the provisions of the Plan, may direct New York Life by written notice at any time prior to the end of the Accumulation Period to pay an amount to the Contractholder, or to any other entity as directed by the Contractholder in writing, from the Fixed Dollar Account. Any such amount will be for the purpose of providing benefits for Plan participants upon death, retirement, disability or termination of employment occurring in the normal course of business. Active participants may elect hardship withdrawals in accordance with the provisions of the Plan. Terminations due to occurrences such as total or partial plan termination, mergers, spin-offs, sales or closings of all or part of the Plan Sponsor's operations, bankruptcy or receivership will not be considered to be occurring in the normal course of business. New York Life will withdraw from the Fixed Dollar Account the amount to be paid to the Contractholder on the later of (a) the date of receipt of written notice or (b) the date specified in such notice, provided that

                (i) the following order of withdrawals from the total
                    assets of the Plan held in Guaranteed Investment Contracts has been adhered to by the Contractholder:

                    (a) first, from the Guaranteed Investment Contract
                        receiving current cash flow to the extent sufficient;

                    (b) second, from all other Guaranteed Investment
                        Contracts on a last-in, first-out basis.

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               (ii) the amount withdrawn from the Fixed Dollar Account on account of such payment pursuant to this Section 1.8 will not exceed the balance in the Fixed Dollar Account as of the date of withdrawal, reduced by any amount necessary to recover charges applicable pursuant to
                    Section 1.4.

        The Contractholder will furnish New York Life with such information as New York Life may reasonably require in connection with requests for withdrawals under this Section 1.8.

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
           SECTION 2. CONTRACT TERMINATION PRIOR TO EXPIRATION OF
           ------------------------------------------------------
                             ACCUMULATION PERIOD
                             -------------------

2.1 TERMINATION. The Contractholder may terminate this Contract as of any business day prior to the end of the Accumulation
        Period which day will be the Termination Date, provided written notice of termination is received by New York Life at its Home Office in New York City at least 10 business days prior to the intended Termination Date. In no event may the Termination Date be later than the end of the Accumulation Period as specified in Section 1.6.

        New York Life will credit interest to the Fixed Dollar Account for the period from the first day of the calendar month in which termination occurs to the Termination Date at the rate specified in
        Section 1.3, and will withdraw an administrative expense charge as specified in Section 1.4, proportionately for the same period. New York Life will then withdraw the balance in the Fixed Dollar Account as of the Termination Date after these adjustments have been made and any other withdrawals made pursuant to the provisions of Section 1.8 or
        Section 3 have been accounted for and will pay, in a single sum, and in full discharge of its obligations under this Contract, to the Contractholder or to such other entity as the Contractholder may designate in writing, the sum of:

        (i)  the amount of interest credited to the Fixed Dollar
             Account from the first day of the calendar month in which termination occurs to the Termination Date reduced by the amount withdrawn as the administrative expense charge from the Fixed Dollar Account as of the Termination Date, plus

        (ii) the transfer amount described below.

        The transfer amount will be equal to the balance in the Fixed
        Dollar Account as of the Termination Date before the adjustments for interest and administrative expense charges described above, accumulated from the Termination Date to the end of the Accumulation Period at the rate of interest specified in Section 1.3, less the rate of expense charges specified in Section 1.4, and discounted from the end of the Accumulation Period to the Termination Date at a rate equal to the greater of (a) and (b), where

        (a) is the rate of interest specified in Section 1.3, and

        (b) is the yield quoted or estimated by Salomon Brothers BOND
            MARKET ROUNDUP for New Issues - Industrials (long term) rated BBB as of the Friday preceding the Termination Date, or if such yield is not quoted by Salomon Brothers, such other recognized independent public source of interest rates as New York Life may reasonably select.

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2.2     PAYMENT UPON TERMINATION. After application of the terms and provisions of Section 2.1, all funds will be transferred to the Contractholder or to such other entity as the Contractholder may designate in writing in a single sum. Payment will be made in immediately available funds on the Termination Date. However, New York Life reserves the right to defer payment for up to 60 days in which event the single sum amount will be credited with interest at the rate specified in Section 1.3 less the expense charges specified in Section
        1.4 from the Termination Date to the date of actual payment.

2.3     BUSINESS DAY. Business Day means a day on which New York
        Life is open for business.

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
                         SECTION 3. PENSION BENEFITS
                         ---------------------------

3.1     GENERAL. Payments to the Contractholder pursuant to Sections
        1.7, 1.8 and 2.2 may, at the election of the Contractholder be applied to provide guaranteed pension benefits pursuant to the Plan by directing New York Life, in writing, to withdraw from the Fixed Dollar Account the amounts necessary to provide such pension benefits through the purchase of immediate annuities, subject to the provisions of this Section. The rates for the purchase of annuities will be the rates then in effect, as determined by New York Life from time to time, for contracts in the class of contracts to which this Contract belongs. In no event, however, will any annuity purchase rate be greater than the appropriate rate in the attached Table of Annuity Purchase Rates. No annuity, however, will be provided if the total amount required to purchase such annuity would be less than any minimum amount determined by any applicable law or regulation, in which event the total amount otherwise required for purchase will be paid in cash to the individual.

3.2 REQUIRED INFORMATION. For each person for whom an immediate annuity is to be purchased, the Contractholder will specify in writing to New York Life at its Home Office in New York City the amount and form of pension benefit, the date payment is to begin, proof of age and such other information as New York Life may require.

3.3 FORM AND AMOUNT OF BENEFIT PAYMENT. New York Life will provide a pension benefit in the form of a life annuity that provides monthly payments ending with the last payment due on or before the person's death or in any other form of benefit as specified pursuant to Section 3.2 and which is agreeable to New York Life. The amount of any annuity benefit may not be less than $25.00 per month.

3.4 CERTIFICATES. New York Life will issue to the Contractholder for delivery to each person for whom an annuity has been purchased an individual retirement certificate setting forth the amount and terms of payment of such benefit.

3.5 MISSTATEMENTS. If any facts on which the purchase of an annuity was based have been misstated, the amount withdrawn from the Fixed Dollar Account pursuant to Section 3.1, or the amount of such benefit payments, or both, will be adjusted. Overpayments by New York Life will be charged against and underpayments will be added to any such benefit payments payable thereafter.

3.6 LIABILITY OF NEW YORK LIFE. New York Life makes no representation and assumes no liability as to the sufficiency of Contributions or of the Fixed Dollar Account for the benefits to be provided under the Plan. The liability of New York Life is for the payment of benefits as directed by the Contractholder and on the basis of the correct withdrawal from the Fixed Dollar Account in accordance with the terms of this Contract.

GP-GIC-GEN.-OW-1                     -6-                           11/86

                        SECTION 4. GENERAL PROVISIONS
                        -----------------------------

4.1 CONTRACT. This Contract and the application for it, a copy of which is attached, constitute the entire Contract. No modification of this Contract, other than one resulting from the exercise of a right expressly reserved to New York Life will be valid unless evidenced by an amendment to the Contract signed by the Contractholder and by an Executive Officer of New York Life.

4.2 GRACE PERIOD. All Contributions due under the terms and conditions of this Contract are payable to New York Life at its Home Office in New York City in immediately available funds on or before the dates when they are due. If any Contribution is not paid when due, New York Life will grant a qrace period of 31 days.

4.3 ASSIGNABILITY. The Contractholder may assign this Contract, in whole or in part, provided the assignee holds the Contract or any interest therein as an asset of a pension, profit-sharing or other retirement plan maintained by a corporate employer which meets the qualification requirements of Section 401(a) of the Internal Revenue Code, as amended, or to any other assigns provided that, in the opinion of New York Life's legal advisor, this Contract retains its exempt status under the Securities Act of 1933, or any other federal or state securities laws. Any other attempted assignment of this Contract or any interest therein will be null and void, and will not be binding on New York Life.

        A copy of any assignment of this Contract, or of any interest therein, must be filed with New York Life. Any such assignment will be subject to any payment made or other action taken by New York Life before the assignment is received and acknowledged as accepted by New York Life. New York Life assumes no responsibility for the validity of an assignment.

        No other person entitled to a benefit under this Contract will have the right to assign, transfer, hypothecate, encumber, commute or anticipate his interest in such benefit and, to the extent permitted by law, no benefit will be liable to seizure or application by operation of law to pay any debt or liability incurred by him.

4.4 DIVIDENDS. As of the last day of each contract Year, the divisible surplus, if any, ascertained and apportioned to this Contract as a dividend will be paid to the Contractholder or to such other entity as the Contractholder may designate in writing.

4.5 CONSTRUCTION. In the event of any inconsistency between the provisions of this Contract and the provisions of the Plan, the provisions of this Contract will control.

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4.6     PLAN QUALIFICATION. This Contract is issued to the
        Contractholder with the understanding that the Plan is qualified under Section 401(a) of the Internal Revenue Code, as amended. Any written direction by the Contractholder to New York Life to make payment to another entity will also specify that such payment will not impair the Plan's status as a Qualified Plan under Section 401(a) of the Internal Revenue Code, as amended.

GP-GIC-GEN.-OW-1                     -8-                           11/86

                    TABLE OF LIFE ANNUITY PURCHASE RATES

THE FOLLOWING PURCHASE RATES REPRESENT THE AMOUNT REQUIRED ON A
NON-PARTICIPATING BASIS TO PURCHASE AN IMMEDIATE LIFE ANNUITY OF $1.00 A MONTH BEGINNING ON THE DATE OF PURCHASE.

                                                  PURCHASES MADE
                                                PRIOR TO THE FIFTH
        AGE                                    CONTRACT ANNIVERSARY
        ---                                    --------------------
        50                                           $ 222.50
        51                                             219.02
        52                                             215.46
        53                                             211.81
        54                                             208.08

        55                                             204.26
        56                                             200.34
        57                                             196.33
        58                                             192.22
        59                                             188.00

        60                                             183.67
        61                                             179.23
        62                                             174.69
        63                                             170.05
        64                                             165.32

        65                                             160.51
        66                                             155.65
        67                                             150.75
        68                                             145.83
        69                                             140.92

        70                                             136.03

NEW YORK LIFE MAY CHANGE THE PURCHASE RATES IN THIS TABLE FOR PURCHASES MADE ON OR AFTER THE FIFTH CONTRACT ANNIVERSARY, BUT NOT MORE OFTEN THAN ONCE EVERY FIVE YEARS

AGE FOR THE PURPOSE OF THIS TABLE IS AGE NEAREST BIRTHDAY AT ANNUITY PURCHASE DATE.

NEW YORK LIFE WILL CALCULATE ANNUITY PURCHASE RATES FOR OTHER AGES AND ANNUITY FORMS ON THE SAME ACTUARIAL BASIS, AND WILL FURNISH SUCH RATES ON REQUEST.

THE RATES IN THIS TABLE ARE EXCLUSIVE OF ANY STATE OR LOCAL PREMIUM TAX AND WILL BE INCREASED TO RECOGNIZE APPROPRIATELY ANY SUCH TAX PAID OR PAYABLE BY NEW YORK LIFE WITH RESPECT TO ANNUITY BENEFITS PURCHASED HEREUNDER.


RATE TABLE CODE: 139100

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

                                                                        [LOGO]

                                 APPLICATION

TRUSTEES OF THE ALLEN-BRADLEY EMPLOYEES SAVINGS PLAN & TRUST as
Contractholder
whose Main Office Address is 1201 South Second Street
                             Milwaukee, WI 53204

hereby makes application to New York Life Insurance Company, 51 Madison Avenue, New York, NY 10010, for Group Annuity Contract No. GA-06021, the terms of which are hereby approved and accepted by the Contractholder to take effect on the Effective Date specified in the Contract.

It is agreed that this application supersedes any Statement of Understanding or application for this Contract previously signed by the Contractholder.


Executed at Milwaukee, Wisconsin             Contractholder
            --------------------------

on February 11, 1991                         By /s/ GENE R. STEVENS, Trustee
   -----------------------------------          ----------------------------
                                                  (Signature and Title)

Agent:
       --------------------------------------------------------------------

Countersignature:
                  ---------------------------------------------------------
                           (Resident Licensed Agent where required)


This copy is part of the entire contract and a duplicate original of this Application is to be returned to New York Life.


     GP-App(Rev.)                                                11/86